Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of MagneGas Corporation on Form S-3 [File No. 333-212879], [File No. 333-207928], and [File No. 333-219175] and Form S-8 [File No. 333-220629] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated, April 13, 2018, with respect to our audits of the consolidated financial statements of MagneGas Corporation as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 10-K of MagneGas Corporation for the year ended December 31, 2017.

/s/ Marcum llp
Marcum llp
New York, NY
April 13, 2018